10 May 2010

Mr. Stephen Spafford

116 Starboard Street

San Leon, TX 77539

Dear Steve:

On behalf of E&PCo, LLC I am pleased to confirm the following full-time employment offer as Operational Manager, reporting to Vice President Osman Kaldirim, Jr. While this role will be located in our Houston office, we believe a large portion of your time will be required in the field, which is located in NE Caldwell Parish, Louisiana. The following are the highlights of this offer.

Effective Date:	01 July 2010

Annual Base Salary:	$200,000 USD

Bonuses:	You will also be eligible for participation in bonus arrangements based on the boards review of your performance and the performance of the field.

Vacation:	Under the E&PCo program, you will receive 15 days.

Group Benefits:	You are eligible for Medical, Dental and Vision Insurance at no cost to you.

Steve, we look forward to our Professional association and have confidence that it will be as rewarding to the company as it will to you. We ask that in accepting this offer that you confirm that you will be full-time employee of E&PCo and will not have any other employment or maintain any other business interests without the prior approval from E&PCo. Please let me know if you have any questions.

Sincerely,

/s/ Osman Kaldirim, Jr.
Osman Kaldirim, Jr.
Vice President

Copy:	Fuad Al-Humoud
Dr. Osman Kaldirim
Ayedh Al-Hajeri

☒ Accepted ☐ Reject Offer Because of ______________________________________

Sianed By:	Stephen D. Spafford	Dated:	May 12, 2010

2500 Tanglewilde, Suite. 492 / Houston Texas, 77063 Office (713) 978-6551 Fax (713) 978-6772

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated the 10th day of May 2010, is made and entered by and between E & P Co., LLC, a Texas Limited Liability Company (the “Company”), and Stephen D. Spafford (the “Employee”). Each of the Company and the Employee may sometimes be referred to herein as a "Party" or, together, the "Parties".

The Company and the Employee hereby agree as follows:

1.	Employment, Positions, and Duties.

a.	The Company agrees to employ the Employee and the Employee agrees to accept employment with the Company upon the terms and conditions set forth in this Agreement.

b.	During the Term (as hereinafter defined), the Employee will serve in the position of Operation Manager and will report to Vice President. The Employee will perform such services as are normally delegated to such position and such other services as may be delegated to him from time to time by Vice President. The Employee further agrees to hold without additional compensation such additional positions with the Company and its Subsidiaries as may be assigned to him

c.	During the Term, the Employee will serve as a full-time employee of the Company and, except as may otherwise be approved in advance in writing by Vice President., and except during vacation periods and reasonable periods of absence due to sickness, personal injury, or other disability, the Employee will devote substantially all of his working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in accordance with this Agreement.

d.	In connection with his employment during the Term, unless otherwise agreed by the Employee, the Employee will be based at the Company’s principal offices in Houston, Texas and in the field, based on necessity of job priority, which is located in NE Caldwell Parish, Louisiana. The Employee will undertake normal business travel on behalf of the Company, the reasonable expenses of which will be paid by the Company pursuant to Section 5.

2.	Term. Employee's employment by the Employer shall be for 12 months and may be renewed for successive yearly periods by mutual written consent. Either Party may terminate this Agreement and the employment of Employee at any time and for any, or no, reason, except to the extent of any continuing obligations of Employee pursuant hereto, with a 30 day notice.

3.	Compensation. The Company will pay Employee an annual salary ("Salary") of two hundred thousand Dollars ($ 200,000.00), less required deductions and withholdings. Salary will be payable at the times and in the manner consistent with the Company’s general policies regarding compensation of employees.

4.	Employee Benefits.

a.	During the Term, the Company will provide Employee, subject to the terms and conditions of the applicable plans as they may be amended from time to time, participation in all Company-sponsored employee benefit plans, if any, in which senior employees of the Company participate, in a manner commensurate with his position and level of responsibility in the Company. As of the date of this Agreement, the Company has no such plans.

b.	Employee will be entitled to three weeks of vacation per year.

5.	Expenses. The Company will reimburse the Employee for all reasonable and usual travel and other business expenses that the Employee incurs in the course of the performance of his duties to the Company under this Agreement in accordance with the Company’s policies and rules relating to the reimbursement of such expenses.

6.	Competitive Activity; Confidentiality; Nonsolicitation.

a.	During the Term and for a period of two year after the Termination Date, the Employee will not engage in any Competitive Activity.

b.	During the Term, the Company agrees that it will disclose to the Employee its confidential information (“Confidential Information”) to the extent necessary for the Employee to carry out his obligations to the Company. The Employee hereby covenants and agrees that he will not during the Term or thereafter disclose to any person not employed by the Company and, then, only for the purpose of carrying out his and such employee’s obligations to the Company, or use in any manner, any Confidential Information of the Company. For purposes of this Agreement, the term “Confidential Information” will include all information of any nature and in any form that is owned, leased, or licensed by the Company, or to which the Company has rights of use or otherwise, and that is not publicly available (other than by the Employee’s breach of this Section 6 or generally known to persons engaged in businesses similar or related to those of the Company).

Confidential Information will include specifically, without limiting the generality of the foregoing, the Company’ s financial matters, customers, employees, industry contracts, business plans, project development or work plans and all other information of a confidential or proprietary nature, including that which is protected by the Uniform Trade Secrets Act. For purposes of this Section 6, the term “Company” will also include any Affiliate (collectively, the “Restricted Group”).

The foregoing obligations imposed by this Section 6 will not apply (i) during the Term, in the course of the business of and for the benefit of the Company, (ii) if such Confidential Information has become, through no fault of the Employee, generally known to the public or (iii) if the Employee is required by law to make disclosure (after giving the Company notice and, to the extent possible, an opportunity to contest such requirement).

The Employee hereby covenants and agrees that during the Term and for two year thereafter the Employee will not, without the prior written consent of the Company, on behalf of the Employee or on behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Restricted Group to give up, or to not commence, employment or a business relationship with the Restricted Group.

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c.	No later than ten days after the Termination Date, the Employee will return to the Company all property of the Company or its Affiliates then in his possession or under his control and all property made available to him in connection with his service to the Company, including, without limitation, Company credit cards, any and all records, drawings, manuals, maps, models, notes, reports, papers, and any other documents kept or made by him in connection with his employment by the Company or any Affiliate, all computer hardware and software, files, memoranda, correspondence, financial data, keys, and security access cards.

d.	The Employee and the Company agree that the covenants contained in this Section 6 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power, and authority to excise or modify any provision or provisions of such covenants as to the court appear not reasonable in a manner acceptable to the Parties and to enforce the remainder of the covenants as so amended.

e.	The Employee acknowledges and agrees that the remedy at law available to the Company for breach of any of his obligations under this Section 6 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Employee acknowledges, consents, and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity, or under this Agreement, upon adequate proof of his violation of any such provision of this Agreement, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

7.	Successors and Binding Agreement.

a.	This Agreement will be binding upon and inure to the benefit of, and enforceable by, the Company and any successor to the Company including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable, or delegable by the Company.

b.	This Agreement will inure to the benefit of, and be enforceable by, the Employee and, upon the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributes, and legatees. During the Term, this Agreement will supersede the provisions of any employment or other agreement between the Employee and the Company that relates to any matter that is also the subject of this Agreement, and such provisions in such other agreements will be null and void.

c.	This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 7(a) and (b). Without limiting the generality or effect of the foregoing, the Employee’s right to receive payments hereunder will not be assignable or transferable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Employee’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this

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Section 7(c), the Company will have no liability to pay any amount so attempted to be assigned or transferred.

8.	Notices. All notices, requests, demands, claims, and other communications that are required to be, or which may be, given by either Party (“Notifying Party”) under this Agreement (each, a “Notice”) shall be in writing addressed to the other Party (“Intended Recipient”), at the relevant Intended Recipient’s address set forth below. Any Notice shall be (i) delivered in person or by same day or overnight courier, (ii) sent by electronic facsimile or E-mail transmission, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the Intended Recipient as follows:

If to Company:

Address:	2500 Tanglewilde St. Suite 260
Houston, TX 77063
Telephone	(713) 978-6551
Fax:	(713) 978-6772
E-mail:	okaldirimj@e-pco.com

If to Employee:

Address:	116 Starboard St.
San Leon, TX 77539
Tel:	(713) 447-1862
Fax:
E-mail:	sdspafford@yahoo.com

or to such other address as the Intended Recipient shall have furnished to the Notifying Party by Notice given in accordance with this Section. A Notice shall be effective (i) if delivered in person or by courier, upon actual receipt by the Intended Recipient, (ii) if sent by electronic facsimile or email transmission, when the Notifying Party receives facsimile or email confirmation that such notice was received at the facsimile number or email address, as the case may be, of the Intended Recipient, or (iii) if mailed, upon the earlier of five (5) business days after deposit in the mail or the date of delivery as shown by the return receipt therefor.

9.	Governing Law. The validity, interpretation, construction, and performance of this Agreement will be governed by and construed in accordance with the laws of the State of Texas (without giving effect to the principles of conflict of laws thereof) and controlling federal law.

10.	Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

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If any one or more of the provisions of this Agreement are ruled or determined to be unenforceable by a competent authority having jurisdiction, in whole or in part, for any reason, the remaining provisions shall remain fully operative. In such event, the Parties shall cooperate in good faith to agree to implement such revisions therein, or amendments thereof, in such manner as shall obviate such defects and give effect to such determinations while preserving the existing benefit of its bargain for each of the Parties. Provided, further, however, that the implementation of such rulings or determinations does not adversely i) affect the economic relationship of any of the Parties or the Company; ii) deprive any of the Parties or the Company of the benefit of its bargain; or, iii) cause any of the Parties or the Company to incur additional material obligations or liabilities. Such approval or disapproval by any of the Parties or the Company shall not be withheld, delayed or conditioned unreasonably.

11.	Miscellaneous. No Provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either Party hereto at any time of any breach by the other Party hereto or compliance with any condition or provision of this Agreement to be performed by such other Party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either Party that are not set forth expressly in this Agreement.

12.	Survival. Notwithstanding any provision of this Agreement to the contrary, the Parties’ respective rights and obligations under this Section 12 and Section 6 will survive any termination or expiration of the Term or the termination of the Employee’s employment for any reason whatsoever.

13.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

COMPANY:

E & PCo., LLC
By	/s/ Osman Kaldirim Jr.
Name: Osman Kaldirim Jr.
Title: Vice President

EMPLOYEE:

/s/ Stephen D. Spafford
Name: Stephen D.Spafford
Title: Operations Manager

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